UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)


                             Excel Technology, Inc.
--------------------------------------------------------------------------------
                                     (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                              (Title of Class of Securities)

                                    30067T103
--------------------------------------------------------------------------------
                                      (CUSIP Number)

                               December 31, 2005
--------------------------------------------------------------------------------
                  (Date of Event which Required Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]      Rule 13d-1(b)
|_|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                             SCHEDULE 13G

   1      NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Columbia Wanger Asset Management, L.P. 04-3519872

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                               (b) [_]
          Not Applicable

   3      SEC USE ONLY

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                           5      SOLE VOTING POWER
                                  804,000
   NUMBER OF SHARES
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
         WITH
                           6      SHARED VOTING POWER
                                   0

                           7      SOLE DISPOSITIVE POWER
                                  804,000

                           8      SHARED DISPOSITIVE POWER
                                  0

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            804,000

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            |_|

            Not Applicable

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            6.7%

    12      TYPE OF REPORTING PERSON
            IA

 1      NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          WAM Acquisition GP, Inc.

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                               (b) [_]
          Not Applicable

   3      SEC USE ONLY

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                           5      SOLE VOTING POWER
                                  0
   NUMBER OF SHARES
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
         WITH
                           6      SHARED VOTING POWER
                                  804,000

                           7      SOLE DISPOSITIVE POWER
                                  0

                           8      SHARED DISPOSITIVE POWER
                                  804,000

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            804,000

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            |_|

            Not Applicable

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            6.7%

    12      TYPE OF REPORTING PERSON
            CO

Item 1.    (a).   Name of Issuer: Excel Technology, Inc.

           (b).   Address of Issuer's Principal Executive Offices:

                  41 Research Way
                  E. Setauket, New York  11733

Item 2.    (a).    Name of Person Filing:

                   Columbia Wanger Asset Management L.P. ("WAM")
                   WAM Acquisition GP, Inc., the general partner of WAM
                   ("WAM GP")

           (b). Address of Principal Business Office or, if none, Residence:

                WAM and WAM GP are both located at:

                227 West Monroe Street, Suite 3000
                Chicago, Illinois  60606

           (c). Citizenship or Place of Organization:

                WAM is a Delaware limited partnerhsip, WAM GP is a Delaware corporation.

           (d). Title of Class of Securities:

                Common Stock

           (e). CUSIP Number:

                30067T103

Item 3. If this statement is filed pursuant to sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

               (a)[ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
               (b)[ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
               (c)[ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c.);
               (d)[ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
               (e)[X] An investment adviser in accordance with section 240.13d-1(b)(1)(ii)(E) (WAM is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser.);
               (f)[ ] An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii) (F);
               (g)[ ]    A  parent   holding   company  or  control   person  in
                         accordance with section 240.13d-1(b)(1)(ii)(G);
               (h)[ ]    A savings  associations  as defined in section  3(b) of
                         the Federal Deposit Insurance Act (12 U.S.C. 1813);
               (i)[ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
               (j)[ ]    Group,  in  accordance  with  section   240.13d-1(b)(1)
                         (ii)(J).

       If this statement if filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.            Ownership (at December 31, 2005).

           (a).   Amount beneficially owned within the meaning of rule 13d-3::

                  (i) WAM:      804,000
                  (ii) WAM GP:  804,000

           (b).   Percent of class:

                  (i) WAM:      6.7%
                  (ii) WAM GP:  6.7%

           (c).   Number of shares as to which the person has:

           (1)  Sole power to vote or to direct the vote:

                   (i) WAM:     804,000
                   (ii) WAM GP: 0

           (2)  Shared power to vote or to direct the vote:

                   (i) WAM:     0
                   (ii) WAM GP: 804,000

           (3)  Sole power to dispose or to direct the disposition of:

                   (i) WAM:     804,000
                   (ii) WAM GP: 0

           (4) Shared power to dispose or to direct the disposition of:

                   (i) WAM:     0
                   (ii) WAM GP: 804,000

Item 5.           Ownership  of Five  Percent  or Less of a  Class:   [ ]

                  Not Applicable

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person:

                  The shares reported herein include the shares held by Columbia Acorn Trust (CAT), a Massachusetts business trust that is advised by WAM, a Delaware limited partnership. CAT holds 5.2% shares of the Issuer's shares.

Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group:

                  Not Applicable

Item 9.           Notice of Dissolution of Group:

                  Not Applicable

Item 10. Certification:


          (a) The following certification shall be included if the statement is filed pursuant to 240.13d-1(b):


                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

              Disclaimer

                  In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, each of the persons filing this statement expressly disclaim the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   February 13, 2006

                  The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this
                  Schedule 13G in conneciton with its beneficial ownership of the security reported herein.

                                        WAM Acquisition GP, Inc.
                                            for itself and as general partner of
                                            COLUMBIA WANGER ASSET
                                            MANAGEMENT, L.P.



                                        By: /s/ Bruce H. Lauer
                                           -------------------------------------
                                           Bruce H. Lauer
                                           Senior Vice President and Secretary

                                 Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of February 13, 2006 by and among Columbia Wanger Asset Management, L.P.; WAM Acquisition GP, Inc.; and Columbia Acorn Trust.

                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

     The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

                        Dated: February 13, 2006

                                        WAM Acquisition GP, Inc.
                                          for itself and as general partner of
                                          COLUMBIA WANGER ASSET
                                          MANAGEMENT, L.P.



                                        By: /s/ Bruce H. Lauer
                                            -----------------------------------
                                            Senior Vice President and Secretary


                                        COLUMBIA ACORN TRUST


                                       By: /s/ Bruce H. Lauer
                                            -----------------------------------
                                            Senior Vice President and Secretary